EXHIBIT 99.1

PacificHealth Laboratories Completes $1,500,000 Private Placement

Tuesday September 30, 8:30 am ET

MATAWAN, N.J.–(BUSINESS WIRE)–Sept. 30, 2003–PacificHealth Laboratories, Inc. (OTCBB: PHLI – News), a leading nutrition technology company, announced today that it has completed $1,500,000 in gross proceeds from a private placement, before fees and commissions of approximately $100,000. On August 26, 2003, the Company closed on an initial amount of $575,000 and today closed on an additional $925,000. The private placement consisted of the sale of Units consisting of two shares of PHLI common stock and one warrant exercisable for one share of common stock. The investors paid a Unit purchase price of $0.935. The proceeds will be used for working capital purposes. Under the terms of the private placement, PHLI has filed an SB-2 to register the shares of common stock acquired by the investors.

Dr. Robert Portman, President and CEO of PHLI said, “These funds will help us in the short-term as we increase new ACCELERADE® ready-to-drink distribution throughout all of Colorado and will also enable us to expand our research efforts with SATIETROL®, our weight loss technology.”

About PacificHealth Laboratories:

PacificHealth Laboratories, Inc. was founded in 1995 to develop and commercialize functionally unique nutritional products for sports performance, weight loss, and control of Type 2 diabetes. To learn more about ACCELERADE and PacificHealth Laboratories visit www.accelerade.com or www.pacifichealthlabs.com.

This news release contains forward-looking statements. These statements can be identified by introductory words such as “expects”, “plans”, “will”, “estimates”, “forecasts”, “projects” or words of similar meaning and by the fact they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing new products and their potential. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, such general economic conditions, consumer product acceptance and competitive products, and others of which are not. No forward-looking statements are a guarantee of future results or events, and one should avoid placing undue reliance on such statements.

Contact:

Cameron Associates
Lester Rosenkrantz, 212-554-5486
lester@cameronassoc.com
or
Alan Taylor Communications
Mark Beal, 212-714-1280

Source: PacificHealth Laboratories, Inc